EXHIBIT A
                         AMENDMENT TO THE
                       TOLL BROTHERS, INC.
                         CASH BONUS PLAN


    WHEREAS, the "outside directors" who have been designated to act as the administrative committee (the
"Committee") for the Toll Brothers, Inc. Cash Bonus Plan (the
"Plan") amended the Plan on May 29, 1996, in order to permit bonuses to be paid in shares of common stock of the Company as well as in cash; and

    WHEREAS, the Committee now desires to clarify and further amend the Plan in order to permit the Committee, in certain situations, to terminate the provisions of the Plan as amended that permit the payment of bonuses in the form of shares of common stock of the Company; and

    WHEREAS, the amendment in the Plan desired by the Committee will potentially permit a change in the bonus otherwise payable under the Plan that may benefit the Company through payment of a reduced bonus under certain situations and cannot in any situation result in a payment of a bonus having a greater value than is otherwise payable under the Plan; and

    WHEREAS, for purposes of simplicity of administration the Committee desires to restate in its entirety the terms of the May 29, 1996 amendment to the Plan, as modified by this amendment, and to eliminate thereby the need to refer to both to this amendment and the amendment made on May 29, 1996; and

    WHEREAS, the Committee is generally authorized under
Section 8(b) of the Plan to amend the Plan from time to time in such manner as it may deem advisable, subject to disclosure to and approval by the shareholders of the Company of such amendment; and

    WHEREAS, the Committee desires to amend the Plan, subject to shareholder approval, while otherwise continuing the Plan without amendment in the event shareholder approval of this amendment is not obtained.

    NOW, THEREFORE, the Plan is hereby amended, effective as of the May 29, 1996, subject to shareholder approval, as follows:

    1. Section 5 of the Plan is amended to read as follows:

         "5.  Bonus Entitlement

         (a) Each Participant shall be entitled to receive a bonus in accordance with the provisions of Section 6 of the Plan only after certification by the Committee that the performance goals set forth in Section 6 have been satisfied. The bonus payment under the Plan shall be paid to each Participant during the last week of December or the first week of January after the close of the fiscal year with respect to which the bonus is to be paid. No bonus shall be payable under the Plan without the prior disclosure of the terms of the Plan to the shareholders of the Company and the approval of the Plan by such shareholders.

         (b) Notwithstanding anything contained herein to the contrary, all bonus payments made under the Plan with respect to the Plan Years ending October 31, 1996, October 31, 1997 and October 31, 1998 shall be paid in the form of shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), which payments shall be in the form of an award under the terms of the Toll Brothers, Inc. Stock Option and Incentive Stock
    Plan (1995) (the "1995 Plan"). The number of Shares awarded pursuant to this Section 5(b) shall be determined by dividing the dollar amount of each bonus
    (as determined in accordance with Section 6 of the Plan) by the fair market value of a Share determined as of May 29, 1996 in accordance with the provisions for determination of fair market value as set forth in the 1995 Plan.

         (c) Notwithstanding the provisions of Sections
    5(a) and 5(b) set forth above, the bonus payment that would otherwise be payable under the Plan with respect to the fiscal year ending October 31, 1996 shall not be payable until after the first shareholders' meeting that occurs after January 1, 1997. In addition, the Committee shall have the discretion at any time to terminate the application of Section 5(b), effective no sooner than six months following the Committee's determination to act under this Section 5(c). In the event the Committee terminates the application of
    Section 5(b), all bonuses payable on or after the effective date of such action shall be payable in cash only.

         (d) Notwithstanding anything to the contrary contained in this Section 5, the Participants may, if they believe that a payment of their bonus in Shares would, as a result of a change in Federal tax laws, or in regulations promulgated thereunder by the IRS, have a material adverse impact on the Participants, request the Committee to either suspend or terminate the application of Section 5(b). Upon receipt of such request from both Participants, the Committee may, at its sole discretion, and provided that its action pursuant to this Section 5(d) will not cause any increase in the amount or value of the bonus that would otherwise be payable under the Plan, suspend the application of Section 5(b), and all bonuses payable under the Plan shall be payable in cash only in accordance with Section 6 until such time as the Committee determines to reinstate Section 5(b)."

    2. In all other respects, the provisions of the Plan shall remain in full force and effect.